Alamosa Reports Second Quarter 2003 Financial Results

           Second Quarter Highlights:
           * Subscribers increased by approximately 24,000 to approximately 677,000 total subscribers.
           * Customer churn decreased to approximately 2.5 percent.
           * Net loss was $18.7 million or $0.20 per share.
           * EBITDA totaled $30.2 million.


    LUBBOCK, Texas, Aug. 7 /PRNewswire-FirstCall/ -- Alamosa Holdings, Inc. (OTC Bulletin Board: ALMO), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON, PCS), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States, today reported customer and financial results for the second quarter ended
June 30, 2003.

    The Company reported net subscriber additions of approximately 24,000 during the second quarter of 2003, a 20 percent increase over net subscriber additions in the second quarter of 2002. Total subscribers at June 30, 2003, were approximately 677,000, a 4 percent increase for the quarter. The net loss for the second quarter was $18.7 million or $0.20 per share compared to $30.5 million or $0.33 per share in the first quarter of 2003 and a net loss of $28.7 million or $0.31 per share for the second quarter of 2002. The Company reported $30.2 million of EBITDA for the second quarter of 2003 versus $17.1 million in the first quarter of 2003 and $6.4 million in the same quarter one year ago. This represents a 77 percent increase over first quarter 2003 EBITDA and also exceeds the total reported EBITDA for all of 2002.

    The Company also reported customer churn of approximately 2.5 percent for the second quarter of 2003, a decline from 3.0 percent in the first quarter of 2003. Due to the decline in customer churn, the Company now expects customer churn to average less than 3.0 percent for 2003. Fixed asset additions were $3.3 million during the second quarter. In other second quarter news, the Company announced the successful swap of spectrum, by the PCS Division of Sprint with AT&T Wireless, in the Company's Wisconsin markets for spectrum in its New Mexico/Colorado markets.

    "We are very pleased with our reduction in churn and our financial results," said David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa Holdings, Inc. "We are continuing to focus on executing in every phase of our business and our positive performance in the first half of 2003 continued to move our company forward in the competitive operating environment of wireless."


    FINANCIAL HIGHLIGHTS

    Total revenue for the second quarter was approximately $155.4 million, including subscriber revenue of $114.6 million, roaming revenue of $35.0 million and product sales of $5.8 million. The Company reported a net loss for the second quarter of $18.7 million or $0.20 per share compared to $30.5 million or $0.33 per share in the first quarter of 2003 and a net loss of $28.7 million or $0.31 per share for the second quarter of 2002. EBITDA was approximately $30.2 million for the second quarter of 2003 compared to approximately $17.1 million for the first quarter of 2003 and approximately $6.4 million for the second quarter of 2002. Revenue continues to be positively impacted by non-PCS roaming revenues, which accounted for approximately 30 percent of roaming revenue in the second quarter. Expenses were also positively impacted by a reduction in bad debt expense to approximately 3.1 percent of subscriber revenues, due to the decline in customer churn during the second quarter of 2003. At the end of the second quarter of 2003, Alamosa had available funding of approximately $124 million. This included approximately $89 million of cash and cash equivalents, approximately $10 million in restricted cash escrowed for the payment of bond interest, and committed but unused credit facilities at the end of the first quarter of $25 million, subject to certain restrictions.


    SUMMARY OF QUARTERLY OPERATING STATISTICS
    Metric                   2Q 2003            1Q 2003           2Q 2002
    Total Customers          677,000            653,000           571,000
    Net Additions             24,000             31,000            20,000
    EBITDA (in thousands)    $30,211            $17,136            $6,374
    Avg. Revenue Per User
    (ARPU) (incl. roaming)       $75                $71               $79  **
    Avg. Revenue Per User
    (ARPU) (w/out roaming)       $57                $55               $59  **
    Churn                        2.5%               3.0%              3.2%
    Cost Per Gross Addition
    (CPGA)                      $375  *            $342  *           $377  *
    Monthly Cash Cost Per User
    (CCPU)(incl. roaming)        $45                $46               $54
    Monthly Cash Cost Per User
    (CCPU)(w/out roaming)        $35  *             $36  *            $40  *
    Average Voice MOUs Per User
    (w/out roaming)              534                510               442
    Average Voice MOUs Per User
    (incl. out roaming)          678                647               570
    Voice Minutes of Use (MOUs)
    (total system)     1,487 million      1,313 million     1,005 million
    Roaming Minutes -
     Inbound             395 million        340 million       265 million
    Roaming Minutes -
     Outbound            294 million        262 million       214 million
    Licensed POPs       15.8 million       15.8 million      15.8 million
    Covered POPs        11.9 million       11.8 million      11.5 million
    Penetration -
     Covered POPs                5.7%               5.5%              5.0%

    * - The Company moved its reporting of retention costs for customer handset upgrades from cost per gross addition (CPGA) to cash cost per user (CCPU) during the first quarter of 2003, affecting its reported CPGA and CCPU. The Company is also providing originally reported metrics for the previous three quarters of 2002, the first quarter of 2003 and the current quarter before reclassification, for comparison purposes (see table below). ** Excluding a one-time revenue adjustment of $5.4 million for FCC ruling on access charges in 2Q 2002.


    Before reclassification Q2 2002    Q3 2002   Q4 2002   Q1 2003   Q2 2003
    CCPU                      $39         $41       $36       $34        $33
    CPGA                     $402        $441      $403      $385       $422
    Handset upgrade cost
     reclassified (millions) $2.0        $3.1      $4.6      $3.9       $3.7


    SPECTRUM SWAP

    The Company benefited from a limited spectrum swap by the PCS Division of Sprint with AT&T Wireless (NYSE: AWE) during the second quarter of 2003. The swap consisted of Sprint successfully negotiating the exchange of 10 MHz of spectrum in the Wisconsin markets of Appleton-Oshkosh, Green Bay, Madison, Sheboygan, Fond du Lac and Manitowoc in exchange for AWE giving 10 MHz in Albuquerque, Santa Fe and Farmington, New Mexico and Durango, Colorado. Prior to the swap, the Company operated with only 10 MHz in the Albuquerque, Santa Fe and Farmington, New Mexico and Durango, Colorado markets. The total average spectrum for the company remains at 27MHz and allows for greater use in one of the larger markets (Albuquerque-Santa Fe) served by Alamosa.

    "With the help of the PCS Division of Sprint, we were able to gain additional access to spectrum and to better position ourselves in these markets," said Mr. Sharbutt. "The reallocation allows us to continue to focus on opportunities for growth without sacrificing quality for our customers."


    BUSINESS OUTLOOK

    Alamosa is providing the following revised business outlook for 2003 which may be materially affected by competitive conditions, continued development and acceptance of new 3G products and services, changes in pricing plans, wireless number portability and general economic conditions, among other things:


    * Full year 2003 EBITDA of approximately $90 million, revised upward from $80 million
    * Free cash flow positive for the full year of 2003, excluding cash interest to be paid out of escrow
    * Capital expenditures of $40-50 million
    * Penetration of Alamosa markets to be in the range of 6.2 to 6.5 percent by year-end 2003
    * Churn averaging less than 3.0 percent for the year of 2003, revised from averaging 3.0 percent for the year of 2003

    CONFERENCE CALL AND REPLAY

    Alamosa has scheduled a conference call for August 8, 2003 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To participate in the call, dial 913-981-4901 at least ten minutes before the call begins and ask for the Alamosa conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the company's Web site at www.alamosapcs.com or www.companyboardroom.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an audio archive will be available shortly after the call on the company's website at www.alamosapcs.com or www.companyboardroom.com for approximately
30 days.


    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.


    ABOUT SPRINT

    Sprint operates the largest, 100-percent digital, nationwide PCS wireless network in the United States, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the art network technologies.


    FORWARD LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended
December 31, 2002 and in subsequent filings with the Securities and Exchange Commission.


    Definitions of Operating and Non-GAAP Financial Measures


    We provide readers financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP ("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes. The Non-GAAP financial measures and other operating metrics used in this document include the following:


    * Earnings before interest, taxes, depreciation and amortization ("EBITDA") are defined as net loss plus taxes, net interest expense, depreciation expense, amortization expense and other non-cash expense items. This definition of EBITDA is consistent with the definition of EBITDA in our debt covenants. EBITDA is a measure used by the investment community in the telecommunications industry for comparability as well as in our debt covenants for compliance purposes and is not intended to represent the results of our operations in accordance with GAAP.

    * "Free cash flow" is defined as EBITDA less net cash requirements for capital expenditures and debt service requirements, excluding interest paid from escrowed funds.

    * Average monthly revenue per user ("ARPU") is a measure used to determine the monthly subscriber revenue earned for subscribers based in our territory. This measure is determined based on subscriber revenues in our consolidated statement of operations and our average subscribers during the period.

    * Cash cost per user ("CCPU") is a measure of the costs to operate our business on a per user basis consisting of costs of service and operations and general and administrative expenses in our consolidated statement of operations, plus handset subsidies on equipment sold to existing subscribers. These costs are allocated across average subscribers during the period to calculate this measure.

    * "Customer churn" is used to measure the rate at which subscribers based in our territory deactivate service on a voluntary or involuntary basis. We calculate churn as the number of subscribers deactivated (net of transfers out of our service area and those who deactivated within 30 days of activation) as a percentage of our average subscriber base during the period.

    * Cost per gross addition ("CPGA") is used to measure the costs incurred to add new subscribers in our territory. This measure includes handset subsidies on new subscriber activations, commissions, rebates and other selling and marketing costs and is calculated based on product sales revenue, cost of products sold and selling and marketing expenses in our consolidated statement of operations net of handset subsidies on equipment sold to existing subscribers allocated over the total number of subscribers activated in our territory during the period.



                            ALAMOSA HOLDINGS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)
               (dollars in thousands, except per share amounts)


                         For the three months ended  For the six months ended
                                   June 30,                   June 30,
                             2003          2002        2003           2002
    Revenues:
     Subscriber revenues $ 114,550      $ 92,580    $ 218,574     $ 186,078
     Roaming revenues       35,040        33,457       66,830        60,025

       Service revenues    149,590       126,037      285,404       246,103
     Product sales           5,804         4,752       11,098        13,073
       Total revenue       155,394       130,789      296,502       259,176

    Costs and expenses:
     Cost of service and
      operations            80,282        85,289      159,599       163,818
     Cost of products sold  12,399         9,113       25,243        23,230
     Selling and marketing  26,584        26,960       54,730        55,857
     General and administrative
      expenses               5,918         3,053        9,583         6,788
     Depreciation and
      amortization          27,419        26,344       54,301        51,207
     Impairment of property
      and equipment             34         1,332          394         1,332
       Non-cash compensation   199            --          240            --

       Total costs and
        expenses           152,835       152,091      304,090       302,232

        Income (Loss) from
         operations          2,559       (21,302)      (7,588)      (43,056)

    Interest and other income  249           871          634         2,204
    Interest expense       (25,951)      (25,820)     (52,488)      (50,674)

        Loss before income
         tax benefit       (23,143)      (46,251)     (59,442)      (91,526)

    Income tax benefit       4,480        17,515       10,248        34,657

        Net loss         $ (18,663)    $ (28,736)   $ (49,194)    $ (56,869)

        Net loss per common
         share, basic and
         diluted         $   (0.20)    $   (0.31)   $   (0.53)    $   (0.61)

    Weighted average common
     shares outstanding,
     basic and diluted  93,747,117    92,915,638   93,626,690    92,874,226



                            ALAMOSA HOLDINGS, INC.
                         CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
               (dollars in thousands, except share information)


                                                     June 30,    December 31,
                                                       2003           2002
    ASSETS
    Current assets:
     Cash and cash equivalents                    $   88,904     $   61,737
     Restricted cash                                   9,748         34,725
     Customer accounts receivable, net                27,656         27,926
     Receivable from Sprint                           22,704         30,322
     Interest receivable                                 404            973
     Inventory                                         5,421          7,410
     Prepaid expenses and other assets                 7,618          7,239
     Deferred customer acquisition costs               8,414          7,312
     Deferred tax asset                                5,988          5,988
       Total current assets                          176,857        183,632

     Property and equipment, net                     434,187        458,946
     Debt issuance costs, net                         30,916         33,351
     Intangible assets, net                          468,388        488,421
     Other noncurrent assets                           7,699          7,802
       Total assets                              $ 1,118,047    $ 1,172,152


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Accounts Payable                            $     9,698    $    27,203
     Accrued Expenses                                 36,777         34,903
     Payable to Sprint                                25,921         24,649
     Interest payable                                 22,317         22,242
     Deferred revenue                                 21,892         18,901
     Current maturities of long term debt              7,500             --
     Current installments of capital leases              698          1,064
       Total current liabilities                     124,803        128,962

    Long term liabilities:
     Capital lease obligations                           973          1,355
     Other noncurrent liabilities                      9,598         10,641
     Deferred tax liability                           17,642         27,694
     Senior secured debt                             192,500        200,000
     12 7/8% senior discount notes                   286,239        268,862
     12 1/2% senior notes                            250,000        250,000
     13 5/8% senior notes                            150,000        150,000

       Total long term liabilities                   906,952        908,552

       Total liabilities                           1,031,755      1,037,514

    Commitments and contingencies                         --             --

    Stockholders' equity:
     Preferred stock, $.01 par value;
      10,000,000 shares authorized; no shares issued      --             --
    Common stock, $.01 par value;
     290,000,000 shares authorized,
     94,650,963 and 94,171,938 shares issued
     and outstanding, respectively                       947            942
    Additional paid-in capital                       800,543        800,260
    Accumulated deficit                             (713,914)      (664,720)
    Unearned compensation                               (215)          (294)
    Accumulated other comprehensive loss, net of tax  (1,069)        (1,550)

       Total stockholders' equity                     86,292        134,638

       Total liabilities and stockholders'
        equity                                   $ 1,118,047    $ 1,172,152



                            ALAMOSA HOLDINGS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                            (dollars in thousands)

                                           For the six months ended June 30,
                                                 2003               2002
    Cash flows from operating activities:
    Net loss                                  $(49,194)          $(56,869)
    Adjustments to reconcile net loss
     to net cash provided by
     (used in) operating activities:
     Non-cash compensation                         240                 --
     Provision for bad debts                    10,000             19,265
     Non-cash interest expense (benefit)
      on derivative instruments                   (261)               113
     Depreciation and amortization of
      property and equipment                    34,268             31,072
     Amortization of intangible assets          20,033             20,135
     Amortization of financing costs
      included in interest expense               2,237              2,081
     Amortization of discounted interest           198                198
     Deferred tax benefit                      (10,248)           (34,657)
     Interest accreted on discount notes        17,377             15,332
     Impairment of property and equipment           --              1,332
     Loss on disposal of property and equipment    394                 --
     Increase (decrease) in:
      Receivables                               (1,543)           (24,713)
      Inventory                                  1,989                (58)
      Prepaid expenses and other assets         (1,378)            (2,420)
     Increase (decrease) in:
      Accounts payable and accrued expenses     (4,608)             4,361

      Net cash provided by (used in)
       operating activities                     19,504            (24,828)

    Cash flows from investing activities:
     Proceeds from sale of assets                2,454                379
     Purchases of property and equipment       (19,196)           (66,619)
     Other                                          --               (341)

       Net cash used in investing
        activities                             (16,742)           (66,581)

    Cash flows from financing activities:
     Borrowings under senior secured debt           --             12,838
     Stock options exercised                        --                  1
     Shares issued to employee stock
      purchase plan                                127                401
     Payments on capital leases                   (699)              (337)
     Change in restricted cash                  24,977             35,535

       Net cash provided by financing
        activities                              24,405             48,438

    Net increase (decrease) in cash
     and cash equivalents                       27,167            (42,971)
    Cash and cash equivalents at
     beginning of period                        61,737            104,672

    Cash and cash equivalents at
     end of period                             $88,904            $61,701

    Supplemental disclosure of
     non-cash financing and
     investing activities:
      Capitalized lease
       obligations incurred                        $73               $365
      Change in accounts payable
       for purchases of
       property and equipment                  $(6,790)          $(20,759)



                            Alamosa Holdings, Inc.
   Computation of EBITDA and Reconciliation of Non-GAAP Liquidity Measures
                                 (Unaudited)
                                (In thousands)


                               For the three       For the six   For the three
                                months ended       months ended   months ended
                                  June 30,           June 30,       March 31,
                               2003      2002     2003      2002       2003
     Net Loss               $(18,663) $(28,736) $(49,194) $(56,869) $(30,531)
    Income tax benefit        (4,480)  (17,515)  (10,248)  (34,657)   (5,768)
    Net interest expense      25,702    24,949    51,854    48,470    26,152
    Depreciation &
     Amortization             27,419    26,344    54,301    51,207    26,882
    Non-cash compensation        199        --       240        --        41
    Impairment of property
     & equipment                  34     1,332       394     1,332       360
     EBITDA                   30,211     6,374    47,347     9,483    17,136
    Provision for bad debts    3,500    11,065    10,000    19,265     6,500
    Non-cash interest items    9,898     9,247    19,551    17,724     9,653
    Interest expense, net    (25,702)  (24,949)  (51,854)  (48,470)  (26,152)
    Working capital changes   (2,525)    6,105    (5,540)  (22,830)   (3,015)
     Cash Flow from Operating
     Activities             $ 15,382   $ 7,842  $ 19,504  $(24,828) $  4,122



SOURCE  Alamosa Holdings, Inc.
    -0-                             08/07/2003
    /CONTACT: Jon D. Drake, Director of Investor Relations of Alamosa Holdings, Inc., +1-806-722-1455, or jdrake@alamosapcs.com/
    /Audio:  http://www.companyboardroom.com /
    /Web site:  http://www.sprint.com/mr /
    /Web site:  http://www.alamosapcs.com /
    (ALMO FON PCS)

CO:  Alamosa Holdings, Inc.; Sprint
ST:  Texas
IN:  TLS OTC
SU:  ERN CCA